Exhibit 23.1

Consent of Witt Mares, PLC

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Prospectus of Xenith Bankshares, Inc. for the registration of shares of its common stock and to the use therein of our report dated March 31, 2010, with respect to the consolidated financial statements of Xenith Bankshares, Inc. as of December 31, 2009 and for the year ended December 31, 2009 and First Bankshares, Inc. as of December 31, 2008 and for the period January 1, 2009 through December 22, 2009 and for the year ended December 31, 2008.

/s/ Witt Mares, PLC

Norfolk, Virginia
November 24, 2010